UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

TANGER FACTORY OUTLET CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 13, 2011

Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2011 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 13, 2011 at 10 o'clock a.m. at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022, (212) 906-1200, for the following purposes:

1.	To elect the eight directors named in the attached Proxy Statement to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To amend the articles of incorporation to increase the number of common shares authorized for issuance from 150 million common shares to 300 million common shares;

4.	To hold an advisory vote on the approval of executive compensation;

5.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

6.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 17, 2011 will be entitled to vote at the meeting or any continuation, postponement or adjournment(s) thereof.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person.  Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials and on the proxy card, or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope.  This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,
Frank C. Marchisello, Jr.
Executive Vice President,
Chief Financial Officer and Secretary
March 31, 2011

TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

____________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on May 13, 2011

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 13, 2011.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 13, 2011, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership.  We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”).  Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

On January 24, 2011, the Company completed a two-for-one split of its Common Shares. Accordingly, all references to the number of Common Shares outstanding, per share amounts and the number of Common Shares underlying the Company's equity compensation awards granted prior to January 24, 2011 and other equity award data, have been restated to reflect the effect of the split for all periods presented.

Pursuant to rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2010 (referred to as the “Annual Report”) over the internet.  Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice.  In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about March 31, 2011.

Date, Time and Place

We will hold the meeting on Friday, May 13, 2011 at 10 o'clock a.m. at the offices of Latham & Watkins LLP located at 885 Third Avenue, New York, New York 10022, (212) 906-1200, subject to any continuations, postponements or adjournments.

Who Can Vote; Votes per share

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 17, 2011, are entitled to attend and vote on all proposals at the meeting.  Each Common Share entitles the holder thereof to one vote.  At the close of business on March 17, 2011, Common Shares totaling 81,315,762 were issued and outstanding.

How to Vote

Shareholder of Record—granting a proxy

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy.

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

•	FOR the election of each of the eight individuals nominated to serve as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	FOR the amendment to the Articles of Incorporation to authorize additional Common Shares;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

•	THREE YEARS for the frequency of the advisory vote on executive compensation.

Beneficial Owner—voting instructions

If  your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record.  You are considered the beneficial owner of shares held in street name.  If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares in person at the annual meeting you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee.  Please refer to the voting instructions provided by your account manager. Your broker, bank or nominee must vote your shares as you direct. Under a recent rule change, if your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors, the advisory vote on executive compensation and the advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.  Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote.  Your broker does, however, continue to have discretionary authority to vote on the ratification of independent auditors and the amendment to the Articles of Incorporation to authorize additional Common Shares, and may do so when you have not provided instructions on that matter.

Quorum and Voting Requirements

Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting.  Directors will be elected by the vote of a plurality of the votes cast by the Common Shares entitled to vote in the election, provided that a quorum is present.  Accordingly, Common Shares which are present at the meeting for any other purpose but which are not voted in the election of directors will not affect the election of the candidates receiving a plurality of the votes cast by the Common Shares entitled to vote in the election at the meeting.  Proposals #2, #3 and #4 will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on Proposals #2, #3 and #4. For Proposal #5, the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast by the shareholders will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will therefore not affect this vote. Any other proposal to come before the meeting will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal unless the North Carolina Business Corporation Act requires that the proposal be approved by the affirmative vote of a percentage of the votes entitled to be cast on the proposal.

Revocation of Proxies

You may revoke your proxy at any time before it is voted.  If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

•	by signing and submitting a new proxy card;

•	by submitting new votes through internet or telephone voting;

•	by delivering to the Secretary of the Company written instructions revoking your proxy; or

•	by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting.  If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

Proxy Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares.  If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur.  We have retained the services of Georgeson Inc. to assist us in the solicitation of proxies for a fee of $6,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, telegraph, fax, e-mail or personal interview.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders.  Pursuant to such By-Laws, our Board has fixed the number of directors to be elected at this year’s meeting at eight.  Each of the eight nominees for director designated below is presently a director of the Company.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees, unless the number of directors constituting the full Board is reduced.   All of our directors serve terms of one year or until the election of their respective successors.

 Board Diversity and Nominee Qualifications

The Board prefers a mix of backgrounds and experience among its members.  We do not follow any ratio or formula to determine the appropriate mix.  Rather, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of Board service at the Company.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, public companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them, other than the Company’s Chief Executive Officer (referred to as “CEO”), has experience in serving as an executive officer or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

Information Regarding Nominees (as of March 1, 2011)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Jack Africk	82
Interim Non-Executive Chairman of the Board since September 1, 2009 and Director of the Company since June 4, 1993.  Managing Partner of Evolution Partners, LLC, a consulting company, since June 1993.  Director, since October 1997, and Vice Chairman of the Board of Directors, since April 2007, of North Atlantic Trading Company, Inc. (referred to as “NATC”), which, through its subsidiaries manufactures, distributes and markets tobacco products. Director, since October 1997, and Vice Chairman of the Board of Directors, President and Chief Executive Officer, since April 2007, of North Atlantic Holding Company, Inc., (referred to as “NAHC”), the corporate parent of NATC.  Mr. Africk previously served as President and Chief Operating Officer of both NATC and NAHC from January 1998 to December 1998.

Mr. Africk has nearly 18 years experience on our Board and extensive knowledge of our Company. He also has extensive involvement in serving on corporate boards and working on a range of board committees (frequently as committee chairman). He has more than 46 years of business experience managing large multinational corporations, much of it in the capacity as either a CEO or senior executive officer.

Steven B. Tanger	62
Director of the Company since May 13, 1993.  President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008; Executive Vice President from 1986 to December 1994.

Mr. Tanger joined the Company’s predecessor in 1986 and is the son of our Company's founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 31 wholly owned and 2 partially owned outlet centers comprising over 10.1 million square feet. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

William G. Benton	65
Director of the Company since June 4, 1993.  Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002. Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002.  Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982.  Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

Mr. Benton has nearly 18 years experience on our Board and has an extensive knowledge of our Company.  As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

Bridget Ryan Berman	50
Director of the Company since January 1, 2009.  Chief Executive Officer of Giorgio Armani Corp., the wholly-owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.  Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.  Ms. Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992.  In addition, Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

Ms. Berman has over 26 years experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world.  Ms. Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Donald G. Drapkin	63
Director of the Company since March 3, 2011. Founder and Chairman of Casablanca Capital, LLC since 2010. Vice Chairman of Lazard International, a global advisory investment bank, and Chairman of Lazard's Investment Committee from 2007 to 2010. Vice Chairman of MacAndrews & Forbes Holdings, Inc., a holding company with interests in a diversified portfolio of public and private companies, and various of its affiliates from 1987 to 2007. Previously a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP. Mr. Drapkin is also a member of the American Bar Association and the New York City Bar Association.

Mr. Drapkin has demonstrated knowledge of highly sophisticated securities transactions, which he garnered over his 30 plus years of collective executive, management and legal expertise and which the Board expects will be valuable to it when it considers financing options and the deployment of its capital.

Thomas J. Reddin	50
Director of the Company since July 26, 2010. President and Owner of Red Dog Ventures since 2009, a venture capital and management consulting firm. Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009. Chief Executive Officer (from 2005 to 2007) and President and Chief Operating Officer (from 2000 to 2005) of Lending Tree.com. Mr. Reddin also held various senior leadership positions at Coca-Cola Company from 1995-1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982-1995. Mr. Reddin has served on the Board of Directors of Valassis Communications Inc. since July 2010 and Premier Farnell plc since September 2010 and previously served on the Board of Directors of R.H. Donnelley from July 2007 to January 2010.
Mr. Reddin has close to 30 years of executive and management experience in consumer marketing and e-commerce. His experience in growing and building businesses and developing and marketing brand name consumer products enables to him to provide invaluable insights into helping the Company elevate its brand awareness.

Thomas E. Robinson	63
Director of the Company since January 21, 1994.  Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus and Company from June 1997 to March 2009. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc.  Mr. Robinson has also been a director of BRE Properties, Inc. since 2007 and was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006.  He is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”).  In November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

Mr. Robinson has 17 years experience on our Board and extensive knowledge of our Company. As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities.  His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

Allan L. Schuman	76
Director of the Company since August 23, 2004.  Chairman of the Board of Ecolab, Inc., a provider of cleaning, food, safety and health protections products, from January 2000 to May 2006.  President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995. Chairman of the Board, since 2008, and Director, since 2001, of The Schwan Food Company.

As Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

Vote Required.  The nominees will be elected by the affirmative vote of the holders of a plurality of those votes cast at the meeting; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees.

Each nominee who was approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card is standing for re-election, except for Mr. Reddin who was appointed to the Board in July 2010 and Mr. Drapkin who was appointed to the Board in March 2011. Mr. Reddin was identified by a third party search firm, and Mr. Drapkin was recommended to the Board by the Company's Chief Executive Officer.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and every member of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who currently have no material relationship with us that may interfere with the exercise of their independence from management and the Company.  Our Board has affirmatively determined that the following nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: Jack Africk, William G. Benton, Bridget Ryan Berman, Donald G. Drapkin, Thomas J. Reddin, Thomas E. Robinson and Allan L. Schuman.  We presently have eight directors, including these seven independent directors.

Board Leadership Structure and Risk Oversight

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

We have operated under a board leadership structure with separate roles for our CEO and Interim Non-Executive Chairman of the Board since January 1, 2009 following the retirement of the Company's founder, Stanley K. Tanger, as CEO.  Our current leadership structure permits the CEO to focus his attention on managing our Company and permits the Interim Non-Executive Chairman to manage the Board.  Accordingly, and in light of the relatively short tenure of our CEO in that position, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. Jack Africk serving as Interim Non-Executive Chairman of the Board, is the optimal structure for us at this time.

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility.  The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks.  The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.  While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us. The Board does not believe that its role in the oversight of the Company's risks affects the Board's leadership structure.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Attendance at Board Meetings

The Board held five regular meetings during 2010 and two special meetings.  Each of the incumbent directors in office during 2010 attended at least 75% of the meetings held during 2010 by the Board during the period for which he or she has been a director and the committees of which the director was a member. Mr. Drapkin became a director in March 2011.  We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders.  Five of the seven persons serving as our directors at that time attended the 2010 Annual Meeting of Shareholders.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. Mr. Africk presides at all executive sessions at which he is in attendance.  In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but independent directors should meet in executive session at least once per year.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities.  The current committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Share and Unit Option Committee.  In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors.  Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlet.com by first clicking on "INVESTORS", then "CORPORATE OVERVIEW" and then "GOVERNANCE DOCUMENTS".  The table below shows current membership for each of the standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Share and Unit Option Committee
Jack Africk	Jack Africk	Jack Africk	Jack Africk
William G. Benton (Chair)	William G. Benton	Bridget Ryan Berman	William G. Benton
Thomas J. Reddin	Bridget Ryan Berman (Chair)	Thomas E. Robinson (Chair)	Bridget Ryan Berman
Thomas E. Robinson	Thomas J. Reddin	Allan L. Schuman	Allan L. Schuman (Chair)
Allan L. Schuman	Allan L. Schuman

Audit Committee.  The Board has established an Audit Committee consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Exchange Act Rule 10A-3.  The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual Proxy Statement.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants.  The Audit Committee is also charged with discussing with management the Company's policies with respect to risk assessment and risk management, the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K.  During 2010, there were five meetings of the Audit Committee.

Compensation Committee.  The Board has established a Compensation Committee consisting of five of our independent directors.  The Compensation Committee is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of other officers. During 2010, there were four meetings of the Compensation Committee.

Nominating and Corporate Governance Committee.  The Board has established a Nominating and Corporate Governance Committee consisting of four of our independent directors.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates. During 2010, the Board engaged a third party search firm who identified Thomas J. Reddin as a potential Board nominee.

The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics.  It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters—Shareholder Proposals and Nominations—Shareholder Suggestions for Director Nominations” in this Proxy Statement.  Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2010, there were five meetings of the Nominating and Corporate Governance Committee.

Share and Unit Option Committee.  The Board has established a Share and Unit Option Committee (referred to as the “Option Committee”) consisting of four of our independent directors.  The Option Committee administers our Incentive Award Plan which provides for the issuance of equity-based awards to the Company’s employees and directors. The Option Committee selects the employees to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee.  During 2010, there were no meetings of the Option Committee.

Communications with Directors

Any shareholder or interested party is welcome to communicate with our Interim Non-Executive Chairman of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Interim Non-Executive Chairman, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.  All communications, except for marketing and advertising materials, are forwarded directly to our directors.

Compensation of Directors

The annual compensation to the non-employee directors for 2010 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, the Company's compensation consultants. During 2010, our non-employee directors were paid an annual compensation fee of $40,000.  In addition, the Interim Non-Executive Chairman of the Board was paid an annual compensation fee of $100,000, the chairmen of the audit and compensation committees were to each be paid an annual compensation fee of $15,000 and the chairman of each other Committee was to be paid an annual compensation fee of $7,500.  If a new director is appointed to the Board, or if a presiding director is appointed chairman of a committee, during the calendar year, the retainer fees and committee fees are prorated based of the effective date of his or her appointment.

Our employees who are also directors will not be paid any director fees for their services as directors of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. The Board approved to each non-employee director an award of restricted Common Shares having a value of $100,000 during 2010. Based on the closing price of the Company's Common Shares on the day prior to the grant date, the Company issued 5,096 restricted Common Shares in January 2010 to each existing non-employee director. Mr. Reddin was granted 2,144 restricted Common Shares in September 2010, which was prorated based on the effective date of his appointment to the Board. The Company issued 5,000 restricted Common Share awards to each non-employee director in each of 2009 and 2008.   The restrictions on the shares cease to apply with respect to one-third of the shares which are the subject of each grant, and those shares vest, on each December 31st following the date of grant. Dividends are paid on the restricted Common Shares from the date of the grant.  All future grants of restricted Common Shares to non-employee directors will be the subject of a separate grant by the Board.

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Accordingly, effective July 29, 2008, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors.  Non-employee directors are required to hold 5,000 shares within 3 years of July 29, 2008 or of election to the Board.

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2010:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid In cash	Share Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Jack Africk	2010	$152,500	$100,000	---	$7,801	$260,301
William G. Benton	2010	58,000	100,000	---	7,801	165,801
Bridget Ryan Berman	2010	45,500	100,000	---	6,512	152,012
Thomas J. Reddin	2010	20,000	50,000	---	415	70,415
Thomas E. Robinson	2010	48,500	100,000	---	7,801	156,301
Allan L. Schuman	2010	48,500	100,000	---	7,801	156,301
Stanley K. Tanger	2010	33,000	100,000	---	2,949	135,949

(1)
The amounts in this column represent the grant date fair value of restricted Common Shares awards granted during 2010. Except for Mr. Reddin, each director was granted 5,096 shares with a grant date fair value of $19.62 per share. Mr. Reddin, who was appointed to the Board in July 2010, was granted 2,144 shares with a grant fair value of $23.32 per share. A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2010 audited consolidated financial statements on pages F-37 through F-39 of our 2010 Annual Report. Unvested restricted Common Shares for each director, except Mr. Reddin and Mr. Stanley K. Tanger, as of December 31, 2010 were as follows: 1,668 restricted Common Shares granted during 2009 with a grant date fair value of $14.10 per share and 3,398 restricted Common Shares granted during 2010 with a grant date fair value of $19.62 per share. Unvested restricted Common Shares for Mr. Reddin as of December 31, 2010 were 1,430 restricted Common Shares granted during 2010 with a grant date fair value of $23.32 per share. Mr. Tanger passed away in October 2010 and the unvested restricted shares he held at that time vested immediately. Accordingly, there were no unvested Common Shares for Mr. Tanger (or his estate) as of December 31, 2010.

(2)
There were no option awards granted during 2010.  Aggregate options outstanding for each director as of December 31, 2010 were 10,000 for Mr. Benton and 12,000 for Mr. Schuman. None of the other directors held options as of such date.

(3)	Represents dividends paid on unvested restricted Common Shares.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers.  Mr. Africk, Mr. Benton, Ms. Berman, Mr. Reddin and Mr. Schuman currently serve on the Compensation Committee, with Ms. Berman serving as chairman.  No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purposes and responsibilities of the Compensation Committee of the Board include the following:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO's compensation level based on this evaluation;

•	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;

•	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and

•
Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and (ii) “outside directors” for the purposes of Section 162(m) of the Code.

Executive Summary

During 2008 and continuing into 2009, the United States experienced one of the worst recessionary periods since the Great Depression, and financial losses were experienced in virtually all sectors of the economy. The Company's share price, however, remained stable during the height of the financial crisis, while other REITs saw their share prices become severely depressed. During 2009, the share prices for many of these companies began to show significant recovery, and thus showed higher total returns to shareholders relative to the Company's total return performance. Nevertheless, through 2009, we clearly delivered superior returns over the previous 2-, 3-, 5- and 10-year periods of 13%, 13%, 82% and 625%, respectively, ranking the Company 1st among the mall REITs. Also, we were one of only a few REITs in our peer group to not show a declining return to shareholders in any of these periods. We were able to show positive trends in same center net operating income (or "NOI") and same space sales and to achieve increases in rental rates during this difficult period, while other REITs experienced flat or negative trends. As a result, we were the only REIT to receive a ratings upgrade during 2009 from Moody's Investor Services, from Baa3 stable to Baa3 positive. Then, in May 2010, Moody's again upgraded our investment grade rating from Baa3 to Baa2. These upgrades follow the rating upgrade from Standard and Poors in October 2008 from BBB- to BBB.

Due to the success we experienced in 2009 and our success over the long-term, the following actions were taken with respect to compensation for 2010:

•
Base Salaries - The executive management team received no salary increases during 2009, including Steven B. Tanger who requested any salary increase to recognize his promotion to Chief Executive Officer on January 1, 2009 be deferred in order to be consistent with the other members of the executive management team who received no increases. During 2010, Mr. Tanger's salary was adjusted from $538,900 to $675,000 to reflect his promotion to CEO in the prior year and, due to the Company's superior performance, to adjust his salary to those of other Chief Executive Officers of top performing REITs. The other named executive management officers (referred to as the “NEOs”) received moderate base salary increases between 3.5% and 5.8%.

•
Annual Incentive Cash bonus - The Company's annual incentive cash bonus plan was unchanged from the prior year, other than the performance targets which are reset annually by the Compensation Committee. At the time the targets were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill in light of the current environment and condition of the overall economy at that time.

•
Restricted Share Awards - The Compensation Committee approved an annual grant of time-based restricted share awards equal to the same number of shares as in the prior year, except that Mr. Tanger's award was increased to be consistent with the award that was issued to the previous Chief Executive Officer, Stanley K. Tanger, Mr. Tanger's father, and Mr. Marchisello's annual award was increased due to the increase in the scope of his responsibilities.

•
New long-term performance plan - As part of their analysis and recommendations for 2010 compensation, the Company's compensation consultants, FTI Schonbraun McCann Group (referred to as “FTI SMG”), recommended, and the Compensation Committee approved, the implementation of a multi-year performance award plan that would serve to create greater shoulder-to-shoulder alignment between the executive management team and shareholders and motivate management to deliver superior returns to shareholders by allowing them to participate in the value created above established levels.  The 2010 Multi-Year Performance Award Plan is a long-term incentive compensation plan pursuant to which award recipients, as a group, may earn up to an aggregate of approximately 1,230,000 restricted Common Shares based on the Company’s share price appreciation over four years beginning on January 1, 2010. In making their recommendation for the plan, SMG FTI noted that the Company had ranked number one in its peer group over the previous 3-, 5- and 10- year periods, significantly outperforming its peer group.

•
Compensation consultants - While the Compensation Committee determined that FTI SMG’s advice received in 2009 and prior years was objective and free from the influence of management, during 2010, the Compensation Committee decided to no longer allow the Company to engage FTI SMG in matters unrelated to executive compensation as long as FTI SMG served in the capacity as the Compensation Committee's compensation consultants.

The Board of Directors has established minimum equity ownership guidelines for the CEO, the COO (if and when the position is filled), and the CFO, requiring the executives to hold shares with a value equivalent to a multiple of their salary.

Compensation Program Objectives and Rewards

The objectives of the Company’s compensation program are as follows:

•	Attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture.

•
Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

•	Provide total compensation to executive officers which is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals.  Annual cash performance-based incentives reward both Company financial performance and individual performance for the fiscal year.  In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors, including the Company’s growth in funds from operations (referred to as “FFO”) from the prior year, its dividend payout ratio, its success in renewing a significant amount of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, customer traffic and the overall annual total return to shareholders.  While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal.  See “Annual Cash Incentives: Description and Analysis” on page 16 for further discussion of performance targets used to set 2010 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a multi-year period.

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company's fiscal year budget while reinforcing its pay-for-performance philosophy.

Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

•	Annual base salaries are designed to provide the executive with a minimum compensation level consistent with the individual’s position and duties relative to his or her peers.

•	Annual incentive cash bonuses are designed to reward the executive for the achievement of strategic and financial goals of the Company during each fiscal year.

•
Long-term incentives are designed to closely align the interests of management with those of shareholders. The long-term incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Role of Compensation Consultants and Use of Aggregate Peer Group Data

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, FTI SMG, to assist it in determining the proper amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of FTI SMG, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors. Based in part on this data and analysis provided by FTI SMG, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder wealth creation while being generally competitive within our industry and geographic location.

During each fiscal year, management prepares tally sheets that set forth the Company’s total compensation obligations to the CEO and the other officers.  These tally sheets, which include the executive’s realized compensation from the prior year and targeted compensation for the coming year, are provided to FTI SMG for the purpose of presenting the Compensation Committee with an analysis of the compensation of our executives compared to that of our peer companies. The analysis prepared by FTI SMG compares each officer’s compensation to the average, 25th, 50th, 75th and 90th percentile compensation of officers with similar duties and responsibilities at the targeted peer group companies. The analysis focuses on two categories of compensation: (1) base salary and incentive cash bonus together as a total and (2) total overall compensation. In some cases, the Compensation Committee has determined that setting and paying target compensation above or below the peer group range of the 25th percentile to the 90th percentile is justified due to a number of factors, including the Company’s or individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer.

Pursuant to a service agreement by and between the Company and FTI SMG, dated August 26, 2009, FTI SMG was required to provide its analysis through a written report to the Compensation Committee, typically during the Compensation Committee’s regularly scheduled February meeting.  In its 2010 report, FTI SMG recommended, based on its review of the peer group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, concluded that the recommendations of the CEO with respect to such compensation were reasonable and within peer group standards).  The Compensation Committee considered the FTI SMG recommendations and peer group analysis when determining 2010 base salary and annual and long-term incentives.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized by the Company for Common Share performance measurement.  The peer group recommended by FTI SMG and selected by the Compensation Committee for determining 2010 compensation was composed of the following REITs:

Acadia Realty Trust	Ramco-Gershenson Properties Trust
CBL & Associates Properties, Inc.	Regency Centers Corporation
Cedar Shopping Centers, Inc.	Saul Centers, Inc.
Developers Diversified Realty Corporation	Simon Properties Group, Inc.
Equity One, Inc.	Taubman Centers, Inc.
Federal Realty Investment Trust	The Macerich Company
Glimcher Realty Trust	Urstadt Biddle Properties, Inc.
Kimco Realty Corporation	Weingarten Realty Investors
Pennsylvania Real Estate Investment Trust

Determination of Compensation Consultant’s Objectivity.  The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant.  From time to time, and particularly in 2009, FTI SMG was engaged by management to perform due diligence services unrelated to executive compensation.  Although due diligence services performed in 2009 were not specifically approved in advance by the Compensation Committee, the Compensation Committee had been aware and approved of FTI SMG’s periodic role as a provider of non-executive compensation related services to the Company.  FTI SMG reported to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the reasonable request of the Compensation Committee. The Compensation Committee also closely examined the safeguards and steps that FTI SMG took to ensure that its executive compensation consulting services were objective. The Compensation Committee took into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate FTI SMG’s engagement for executive compensation related services;

•	The Compensation Committee solely determined the terms and conditions of FTI SMG’s engagement for compensation related services, including the fees charged;

•	FTI SMG is engaged by and reports directly to the Compensation Committee for all executive compensation services; and

•	FTI SMG has direct access to members of the Compensation Committee during and between meetings.

During 2009, the Company paid FTI SMG approximately $87,000 in consulting fees directly related to executive, board and other compensation-related services performed for the Compensation Committee.  During the same period, the Company paid FTI SMG approximately $812,000 for its due diligence services unrelated to executive, board and compensation matters.

While the Compensation Committee determined that FTI SMG’s advice received in 2009 and prior years was objective and free from the influence of management, during 2010, the Compensation Committee decided to no longer allow the Company to engage FTI SMG in matters unrelated to executive compensation as long as FTI SMG served in the capacity as the Compensation Committee's compensation consultants.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation.  Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the Chief Financial Officer (referred to as the “CFO”) in analyzing relevant market data to determine base salary, annual bonus targets and equity compensation awards for our senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and CFO are subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the CEO and CFO’s recommendations with respect to executive compensation.

Determination of Executive Compensation

The Compensation Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, company results, internal equity, past practice, experience and individual performance. The weight given each factor may differ from year to year, and may differ among individual NEOs in any given year.  In general, when determining year-over-year compensation for current NEOs, peer company metrics, business results and internal equity generally factor more heavily into the analysis, particularly when falling within the peer group range.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultants. The financial results against the targets approved by the Compensation Committee under our incentive compensation plans generally determine payouts under those plans for the fiscal year just ended. In addition, these results typically form the basis for setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO's working relationship with the Board. Overall, the Compensation Committee and the Board believe that the Company, under the CEO's leadership in 2009, achieved superior financial results, as well as significant achievement on a broad range of non-financial goals.

The Compensation Committee believes that the various elements of compensation (i.e., base salary, incentivecash bonus and equity awards) for the CEO and CFO should be set at levels significantly above the level for the other executive officers and that this policy is consistent with other similar companies. Each of these executives has a regulatory requirement and responsibility to make certain certifications with respect to the Company's financial statements and the effectiveness of the Company's internal controls. In addition, Steven B. Tanger is responsible for making the most critical decisions for the Company and has played a significant role in the Company’s growth in shareholder value since its initial public offering. Given his role as CFO, his responsibilities over the Company’s financial reporting processes as well as his supervisory responsibilities over the executive officers that oversee the Company’s accounting, finance, information systems, and corporate communications functions, the Compensation Committee believes that the various elements of Mr. Marchisello’s compensation should be set at a level similar to, but less than, Mr. Tanger's.

2010 Compensation

When determining the specific amounts of compensation to be provided to the executive officers during 2010, in addition to all of the factors and elements described above, the Compensation Committee noted that the Company had achieved a number of its specific goals for the 2009 fiscal year.

For the year ending December 31, 2009, our shareholders were rewarded with outstanding returns on their investment on a relative basis. The chart belows compares our total return to shareholders to the index of equity REITs prepared by the National Association of Real Estate Investment Trusts, or NAREIT, and the SNL Shopping Center REIT index prepared by SNL Financial. The chart also shows where our total return performance ranked compared to 8 Mall REITs and over 97 Equity REITs as prepared by Keybanc Capital Markets.

	1 Year	2 Year	3 Year	5 Year	10 Year
Total return to shareholders:
Tanger Factory Outlet Centers, Inc.	8%	13%	13%	82%	625%
NAREIT	28%	(20)%	(33)%	2%	175%
SNL	(1)%	(41)%	(51)%	(28)%	147%
Rank among 8 Mall REITs	8th	1st	1st	1st	1st
Rank among All Equity REITs	95th	21st	13th	7th	3rd

During 2008 and continuing into 2009, the United States experienced one of the worst recessionary periods since the Great Depression, and financial losses were experienced in virtually all sectors of the economy. The Company's share price, however, remained stable during the height of the financial crisis, and thus did not experience the recovery that many companies with severely depressed stock prices experienced in 2009. We believe we are one of only a few REITs to not show a declining return to shareholders in any of the periods above, and have clearly delivered superior returns over the 3-, 5- and 10- year periods.

The Company also continued to experience positive operating results, while we believe many of our peers and other retail REITs experienced negative operating results. As a matter of fact, due to our positive results, specifically our ability to show positive trends in same center NOI and same space sales and to achieve increases in rental rates during this difficult period, we were the only REIT to receive a ratings upgrade during 2009 from Moody's Investor Services, from Baa3 stable to Baa3 positive. Then, in May 2010, Moody's again upgraded our investment grade rating from Baa3 to Baa2. These upgrades follow the rating upgrade from Standard and Poors in October 2008 from BBB- to BBB.

For the year ended in 2009, our FFO, adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, increased 3.4% on a per share basis as compared to the prior year.  This compares to an increase in FFO per share, as adjusted, of 10.1% during 2008 as compared to 2007 and 10.7% during 2007 as compared to 2006. FFO represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  For a further discussion of FFO and adjusted FFO, please see our 2010 Annual Report under the section "Management Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Earnings Measures".

Our same-center net operating income grew 1.4% in 2009, compared to 4.1% in 2008, 5.3% during 2007 and 3.1% in 2006. In 2009, our average tenant sales per square foot, on a comparable basis, increased only 0.6% to $339, and average base rental rates on leases released and renewed during 2009 increased 30.9% and 9.7%, respectively.  Our 2009 year end occupancy rate was 96.0%, marking the 29th consecutive year we have achieved a year end occupancy rate at or above 95%.  From the financial perspective, we maintained a healthy and conservative balance sheet, with over 90% of our debt at fixed rates, 95% of our properties unencumbered, no significant debt maturities from 2009 until June of 2011, and a debt to total market capitalization ratio of 23.7%. We also maintained a strong interest coverage ratio of 4.2 times for the year ended December 31, 2009 compared to 3.4 times for the same period in the prior year.

The compensation consultants performed an analysis that compared our growth rate in FFO over a two year period (projected 2009 vs actual 2008 and Projected 2010 vs actual 2008) and our total return to shareholders over three, five, and ten year periods against our peer group. Based on an equal weighting of both the market-based performance and fundamental performance (FFO growth, achievement of development and leasing goals, etc), the compensation consultants believed we placed in the 90th percentile of our peer group.

Base Salary: Description and Analysis

Consistent with the Company’s philosophy of tying pay to performance, executives receive a significant percentage of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not set base salary levels equal to any specific percentile of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within range of base salaries paid to comparable officers in the targeted peer group range, and sufficient to attract competent executive talent and maintain a stable management team.

For 2010, the Company provided, in varying degrees, a base pay increase to the vast majority of its employees; likewise, all of the NEO's received base pay increases in varying degrees in 2010. During 2009, in light of the economic climate at that time, the Company’s officers, including all of the NEOs, did not receive a base pay increase.

Given the Company's success during 2009, the compensation consultants recommended, and the Compensation Committee approved, that Mr. Steven B. Tanger’s base salary for 2010 be increased to $675,000, or 8.0% higher than the salary recommended by the compensation consultants for Mr. Tanger during 2009. For 2009, the compensation consultants recommended Mr. Tanger's salary be increased 16% to $625,000, from $538,900, solely related to his promotion to CEO effective January 1, 2009 and the corresponding increase in his duties and responsibilities.  Mr. Tanger, however, requested that his salary increase be deferred to be consistent with the executive management team who received no base salary increases for 2009. Based on the Company's superior performance and his historical compensation, the Compensation Committee concluded that Mr. Tanger's base salary of $675,000, which reflects the 65th percentile of Chief Executive Officers of top performing REITs in the peer group, was appropriate. The Compensation Committee also recommended that for 2010, Mr. Marchisello's salary be increased 5%, and Ms. Morrison and Ms. Geldner's salary be increased 3.5%. Mr. Dillon's salary was increased 5.8% to bring his base salary more in align with officers with similar duties and responsibilities within the targeted peer group. The base salary increases were generally consistent with similar performing companies in the REIT industry.

Each of the NEO’s has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts.  See “Employment Contracts” on page 27.

Annual Cash Incentives: Description and Analysis

During 2010, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year.  The performance criteria were approved and set by the Compensation Committee at the beginning of the fiscal year.  The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

Each executive’s annual incentive cash bonus amount is based upon Threshold, Target, Maximum, and in the case of the CEO and CFO, Minimum, percentages of base salary.  See the “2010 Grant of Plan Based Awards” on page 23 for the dollar amounts payable under each of these categories.  Generally, executives must be employed as of the last day of the year to receive payment under the annual incentive cash bonus plan for that year.

The Minimum, Threshold, Target and Maximum amounts for 2010, unchanged from 2009, were as follows (as a percentage of base salary):

Named Executive Officer	Minimum	Threshold	Target	Maximum
Steven B. Tanger, CEO	75%	100%	125%	200%
Frank C. Marchisello, Jr., CFO	75%	100%	125%	170%
Lisa J. Morrison, Senior Vice President – Leasing	—	5%	15%	25%
Carrie A. Geldner, Senior Vice President – Marketing	—	5%	15%	25%
Kevin M. Dillon, Senior Vice President – Development and Construction	—	5%	15%	25%

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company. The corporate performance criteria and the target levels required to achieve the incentive bonus for 2010 approved by the Compensation Committee included:

Performance Criteria	2010 Target Levels				Actual Results	% of total award
	Minimum	Threshold	Target	Maximum
FFO per share	$1.140	$1.165	$1.190	$1.215	$1.213	20%
Achievement of Company’s business plan:
• Lease renewal rate
• Average increase in base rental rates:
          upon lease renewals
          leased to new tenants
• Average year-end occupancy rate
• Average increase (decrease) in traffic
      counts
	84% 5% 8% 94% 1%	85% 6% 9% 95% 2%	86% 7% 15% 96% 3%	87% 10% 20% 97% 4%	94.9% 5.3% 14.3% 97.5% 4.5%	4% 4% 4% 4% 4%
Payout ratios: • FFO payout ratio • Funds available for distribution (FAD) payout ratio	68% 77%	66% 76%	65% 73%	63% 72%	63.6% 68.3%	10% 10%
Total shareholder return: • One year performance relative to select companies in Mall and Shopping Center Equity REITs with a market capitalization of at least $1 billion • Total return to shareholders	Top 50% 4%	Top 30% 5%	Top 25% 6%	Top 15% 8%	Top 55.6% 36.1%	10% 10%
Achievement of portfolio growth and financing objectives	1 out of 5 objectives	2 of 5 objectives	3 of 5 objectives	5 of 5 objectives	5 of 5 objectives	20%

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant charges which are not indicative of the Company's on-going operating performance.  During 2010, the Compensation Committee recommended, and the Board approved, to reduce the original FFO per share target levels by $0.135 per share, and to make corresponding adjustments to the FFO and FAD payout ratio target levels, to adjust for charges related to the early refinancing of the Company' term loan and unsecured lines of credit, each of which were scheduled to mature in 2011, along with the write off of the unamortized loan costs associated with these instruments, the early termination of interest rate swaps associated with the term loan, and charges related to the redemption of all of the Company's outstanding preferred shares.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and thus that these goals ultimately help align the interests of our NEOs and our shareholders.  If minimum performance criteria targets are not met, no bonuses are paid.  If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2010, the Company surpassed some of the minimum target levels but did not surpass all of the maximum performance targets.  With respect to the achievement of portfolio growth and financing objectives, the Company met all five objectives during 2010.  The objectives included (1) extend, or receive commitments to extend, the Company's lines of credit beyond June 2011, (2) extend, receive commitment to extend or refinance the Operating Partnership's $235 million term loan due in June 2011, (3) obtain increase in same center net operating income of at least 1%, (4) enter into a purchase and sale agreement on one potential new site, and (5) complete majority of the Company's 2010 strategic initiatives. At the time the growth objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill.  The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2010 based on the achievement of the 2010 targets, as adjusted, as set at the beginning of the year.

Ms. Morrison also participates in a separate incentive cash bonus program designed to reward the Company’s leasing employees for successfully executing new leases and renewing existing leases with our tenants.  Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.  Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s incentive cash bonus plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.   Ms. Morrison also participated in a separate bonus program during 2010 in which she was eligible to receive a bonus based on her leasing team’s attainment of certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring and minimum average rental rate increases on existing leases renewed or new leases executed during that year.  Under this plan for 2010, Ms. Morrison could receive up to $4,000 if the minimum targets were achieved, and then would receive an additional $500 for each percentage point achieved above the minimum target levels. There are no thresholds or maximums under this plan. In addition, Ms. Morrison is eligible to receive a bonus for leases that were executed prior to 2010 relating to new development projects, but which the Company did not consider earned and payable until construction actually began on those new developments.

The actual annual bonus payments for 2010 kept total cash compensation within the Company’s fiscal year budget and reinforced its pay-for-performance philosophy.

Long-Term Incentives: Description and Analysis

Long term incentives are determined based on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or options to acquire Common Shares at a predetermined price.  Equity-based awards deliver increased value only when the value of our Common Shares increases.

The Option Committee administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees.  The Compensation Committee makes recommendations and provides advice and information to the Option Committee with respect to equity-based awards.  The Option Committee makes the awards and establishes the terms and conditions of the awards, including voting, as it deems appropriate.

Restricted Common Share Awards

The purpose of awarding restricted Common Shares is to align the interests of management with those of our shareholders.

Our CEO recommended that the number of restricted Common Shares awarded to each officer in 2010 be, at a minimum, the same number as granted during the previous year based on the Company’s financial performance during 2009 and the total returns on investment our shareholders achieved over the last 5 years.  Over the 5 year period ending in 2009, our shareholders received a total return of 82.4%, representing a compound annual return of approximately 13% per year. Also, as of the end of December 31, 2009, our 3 year, 5 year and 10 year total returns to shareholders of 13%, 82% and 625%, respectively, ranked 1st among all publicly traded mall REITs and in the top 13 of all publicly traded equity REITs.

The compensation consultants compared the number of restricted Common Share awards as recommended by the CEO to similar awards granted to comparable officers in the targeted peer group.  Based on their review and analysis of current compensation practices and peer group data in the REIT industry, the compensation consultants recommended that executive officers be granted awards identical to the number of restricted Common Shares awarded in the previous year, but that the award for Mr. Steven B. Tanger be increased by 24,000 shares to 144,000 shares, which was consistent with the award that was issued to Stanley K. Tanger when he served as Chief Executive Officer, and that the award for Mr. Marchisello be increased by 6,000 shares due to the increase in the scope of his responsibilities during the year due to the retirement of the Company's Senior Vice President of Operations.  Based on such recommendations and consistent with the advice of the Compensation Committee, on January 11, 2010, the Option Committee awarded 144,000 restricted Common Shares to Mr. Steven B. Tanger, 62,000 restricted Common Shares to Mr. Frank C. Marchisello, Jr., 6,000 restricted Common Shares to each of the other senior executive officers and 5,000 shares to the non-senior executive officers.  The Option Committee awarded Thomas E. McDonough, who joined the Company as Executive Vice President of Operations in August 2010, 10,000 restricted shares effective upon the commencement of his employment.

In setting the amounts and terms of the restricted Common Shares, the Compensation Committee and the Option Committee consider the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Option Committee does not necessarily limit the number of shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Option Committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance.  Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

The restricted Common Shares granted to the executive officers during 2010 vest and the restrictions cease to apply with respect to twenty percent of the shares underlying each award on February 28 of each year over a five-year period, beginning on February 28, 2011.   Dividends are paid on all restricted Common Shares whether vested or unvested.   The Option Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and therefore the wealth of our shareholders over a five-year period.  If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced.  If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan.  Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date.

Common Share Option Awards

Options have not been utilized as a means of executive compensation since 2004.  The Compensation Committee does consider them, however, as a potential form of compensation and includes them in its annual assessment of executive compensation. The Compensation Committee decided that no options should be awarded in 2010 since all of the executive officers were being awarded restricted Common Shares.

When awarded in the past, options were granted with an exercise price equal to the fair market value of our Common Shares. Under the terms of the Incentive Award Plan, the fair market value of our Common Shares is considered to be the closing price on the last trading day prior to the grant date.  The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

2010 Multi-Year Performance Award Plan

As part of their analysis and recommendations for 2010 compensation, the compensation consultants recommended that the Compensation Committee consider the implementation of a multi-year performance award plan that would serve to create greater shoulder-to-shoulder alignment between the executive management team and shareholders and motivate management to deliver superior returns to shareholders by allowing them to participate in the value created above established levels.  The multi-year performance award plan would also provide a valuable retention tool for the Company and would be in-line with other plans that have been implemented in the Company’s industry. In making their recommendation, the compensation consultants noted that the Company had ranked number one in its peer group over the previous 3-, 5- and 10- year periods, significantly outperforming its peer group, and was notably the only company in the peer group to not experience declining total returns to shareholders over any of those periods.

In January 2010, our Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2010 Notional Unit Multi-Year Performance Award Plan (referred to as the” 2010 Multi-Year Performance Award Plan”). The 2010 Multi-Year Performance Award Plan is a long-term incentive compensation plan pursuant to which award recipients, as a group, may earn up to an aggregate of approximately 1,230,000 restricted Common Shares based on the Company’s share price appreciation over four years beginning on January 1, 2010.  The maximum number of shares will be earned under this plan if the Company achieves 60% or higher share price appreciation over the four-year performance period.  After the awards are earned, they will remain subject to transfer restrictions and forfeiture conditions during a one-year vesting period. For notional amounts granted in 2010, any shares earned on December 31, 2013 will vest on December 31, 2014 contingent on continued employment through the vesting date.

Under the 2010 Multi-Year Performance Award Plan, the Option Committee granted 410,000 notional units to award recipients, as a group, which may convert into a maximum of approximately 1,230,000 restricted Common Shares based on the aggregate share price appreciation over the four-year period from January 1, 2010 through December 31, 2013.  If the Company’s aggregate share price appreciation during this period equals or exceeds the minimum threshold of 40%, then the notional units will convert into the Company's Common Shares on a one-for-one basis. The minimum threshold of 40% requires shareholders to receive a significant return before management would begin to share in the value creation. The notional units will convert into Common Shares on a one-for-two basis if the share price appreciation exceeds the target threshold of 50% and on a one-for-three basis if the share price appreciation exceeds the maximum threshold of 60%.  The Compensation Committee concluded that these threshold levels and payout ratios, subject to the maximum payout limitation described below, were appropriate to provide an effective retention and motivational tool for the executive management team who are in a position to significantly influence shareholder value creation, and also were similar to plans adopted by other companies in the REIT industry.

The notional amounts will convert on a pro rata basis between share price appreciation thresholds. The share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period, but in no event will the price level target fall below $24.18 per share. If the Company's share price exceeds the maximum price level target, the number of restricted Common Shares granted will be reduced in order to not exceed the maximum plan value of $34.5 million (assuming the Company pays $3.11 per share in dividends during the four year performance period) or $38.4 million (assuming no dividends are paid).

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions.  If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period.  Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned.

If the Company’s aggregate share price appreciation is less than 40% during the four-year performance period, then the notional units will not convert into any Common Shares unless the Company’s share performance exceeds the 50th percentile of the share performance of its peer group, in which case the notional units will convert into restricted Common Shares on a one-for-one basis. This is intended to recognize performance relative to our peers and to help ensure that the notional units retain their value for incentive and retention purposes in varying market conditions. All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee.

Retirement Benefits

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401(k) plan.  Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion.  This benefit is generally available to all employees of the Company.

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives.  The employment contracts generally provide for severance pay if the executive terminates his employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement.  The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management.  For all named executive officers, the employment contracts consider a Change- in-Control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.  Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a Change-in-Control. Very often, senior executives lose their jobs in connection with a Change-in-Control. By agreeing up-front to provide severance benefits and accelerated vesting or equity grants in the event of a Change-in-Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened Change-in-Control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.

During 2007, the compensation consultants conducted a review of the employment agreements of a group of 25 clients in the real estate industry including shopping centers and office REITs with equity market capitalizations between $750 million and $5 billion. Based upon that review, the compensation consultants determined that the terms of the Company's employment agreements, including the levels of severance pay, with its senior executives were within industry standards.

The Company currently has employment contracts with each of the NEOs listed in the Summary Compensation table on page 22 of this Proxy Statement.  See “Employment Contracts” on page 27 in this Proxy Statement.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Steven B. Tanger was provided with a monthly car allowance of $800 in 2010.  In addition, the Company paid a total of $89,608 for premiums on life insurance policies for Mr. Steven B. Tanger during 2010.

Minimum Ownership Guidelines

The Company’s Board of Directors expects all non-employee directors, the CEO, the COO (if and when the position is filled) and the CFO to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, effective July 29, 2008, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors, the CEO, COO and CFO. Non-employee directors are required to hold 5,000 shares within 3 years of July 29, 2008 or of election to the Board.  The executives are required to hold shares with a value equivalent to a multiple of their salary as listed in the table below by the later of December 31, 2013 or five years following their appointment as CEO, COO or CFO.

Title	Multiple
CEO	5 x Base Salary
COO (if applicable)	3 x Base Salary
CFO	3 x Base Salary

Vested and unvested restricted shares count toward the equity ownership guidelines. All non-employee directors and the CEO and CFO met the share ownership guidelines as of December 31, 2010.

Deductibility of Executive Compensation

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a "covered employee" (which is defined as the chief executive officer and each of the Company’s other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million.  In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation.  The Incentive Award Plan permits, but does not require, share-based awards to qualify as "performance-based compensation" that is exempt from application of the Section 162(m) limitation.  It is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions.  However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests, and accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code impose certain taxes under specified circumstances. Section 280G and Section 4999 provides that any executives, directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax.  The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each executive's employment contract provides for a cutback of amounts payable in order to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The impact of Section 409A of the Code is considered by the Compensation Committee and the Company’s executive plans and programs are generally designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Bridget Ryan Berman (Chairman)
Jack Africk
William G. Benton
Thomas J. Reddin
Allan L. Schuman

2010 SUMMARY COMPENSATION TABLE (1)

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008:

Name and Principal position	Year	Salary	Share Awards (2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation	Total
Steven B. Tanger President and Chief Executive Officer	2010 2009 2008	$689,700 538,900 538,900	$7,204,680 1,691,400 1,777,920	$1,147,050 931,250 653,416	$399,006(4) 323,253(4) 247,002(4)	$9,440,436 3,484,803 3,217,238
Frank C. Marchisello, Jr. Executive Vice President, Chief Financial Officer	2010 2009 2008	$382,300 364,100 364,100	$3,114,180 789,320 926,000	$559,050 479,156 410,068	$141,133(5) 111,025(5) 92,030(5)	$4,196,663 1,743,601 1,792,198
Lisa J. Morrison Senior Vice President, Leasing	2010 2009 2008	$239,600 231,500 231,500	$555,660 84,570 111,120	$224,798 114,776 207,262	$23,316(6) 19,956(6) 17,108(6)	$1,043,374 450,802 566,990
Carrie A. Geldner Senior Vice President, Marketing	2010 2009 2008	$264,200 255,300 255,300	$555,660 84,570 111,120	$54,830 46,209 42,125	$23,543(6) 20,496(6) 16,754(6)	$898,233 406,575 425,299
Kevin M. Dillon (7) Senior Vice President, Development and Construction	2010 2009 2008	$245,000 231,500 231,500	$555,660 84,570 111,120	$50,846 41,902 38,198	$23,543(6) 20,028(6) 17,108(6)	$875,049 378,000 397,926

(1)
No bonus was paid to an NEO except as part of the annual incentive cash bonus plan, a non-equity incentive plan.  No NEO currently participates in any defined benefit, actuarial, or non-qualified pension plans of the Company.

(2)
The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and for 2010, the grant date fair value of notional units granted under the 2010 Multi-Year Performance Award Plan.  A discussion of the assumptions used in calculating these values may be found in Note 17 to our 2010 audited consolidated financial statements on pages F-37 to F-39 of our 2010 Annual Report, Note 15 to our 2009 audited consolidated financial statements on pages F-26 to F-27 of our 2009 Annual Report and Note 13 to our 2008 audited consolidated financial statements on pages F-21 to F-23 of our 2008 Annual Report, respectively. With respect to the awards granted under the 2010 Multi-Year Performance Award Plan, the grant date fair value was based on probable performance outcomes. The grant date fair value for these awards, assuming that the highest level of performance conditions will be achieved, was $8.5 million for Mr. Tanger, $3.7 million for Mr. Marchisello, and $845,000 for Ms Morrison, Ms. Geldner and Mr. Dillon.

(3)
Amounts shown consist of payouts under our annual incentive cash bonus plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual cash bonus plan and (2) a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year.

(4)
Mr. Steven B. Tanger's other compensation during 2010, 2009 and 2008 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $89,608 during 2010, $77,419 during 2009 and $12,970 during 2008, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $289,998 during 2010, $226,434 during 2009 and $215,232 during 2008, as well as a Company match under an employee 401(k) plan of $9,800 during each of 2010 and 2009 and $9,200 during 2008.

(5)
Mr. Marchisello’s other compensation represents dividends paid on unvested restricted Common Shares of $131,333 during 2010, $101,225 during 2009 and $82,830 during 2008, as well as a Company match under an employee 401(k) plan of $9,800 during 2010 and 2009 and $9,200 during 2008.

(6)
Ms. Morrison’s, Ms. Geldner’s and Mr. Dillon’s other compensation represent dividends paid on unvested restricted Common Shares of $13,743 during 2010, $10,696 during 2009 and $7,908 during 2008.  The remaining other compensation for each respective employee represents a Company match under an employee 401(k) plan.

(7)	In January 2011, Mr. Dillon announced his resignation from the Company to be effective April 5, 2011.

2010 GRANT OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to named executive officers in the year ended December 31, 2010:

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Share Awards: Number of Common Shares or Units (#) (4)	Grant Date Fair Value of Equity Awards ($)(1)
		($)Minimum	($)Threshold	($) Target	($) Maximum	(#)Minimum	(#) Target	(#)Maximum
Steven B. Tanger	1/11/2010 2/11/2010	$517,275	$689,700	$862,125	$1,379,400	180,000	360,000	540,000	144,000	$2,825,280 $4,379,400
Frank C. Marchisello, Jr.	1/11/2010 2/11/2010	$286,725	$382,300	$477,875	$649,910	78,000	156,000	234,000	62,000	$1,216,440 $1,897,740
Lisa J. Morrison (5)	1/11/2010 2/11/2010	$0	11980 ---	35940 4,000	$59,900 $239,600 ---	18,000	36,000	54,000	6,000	$117,720 $437,940
Carrie A. Geldner	1/11/2010 2/11/2010	$0	$13,210	$39,360	$66,050	18,000	36,000	54,000	6,000	$117,720 $437,940
Kevin M. Dillon	1/11/2010 2/11/2010	$0	$12,250	$36,750	$61,250	18,000	36,000	54,000	6,000	$117,720 $437,940

(1)
The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee or Option Committee.  Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the 1/11/2010 awards was $19.62. The 2/11/2010 award represents notional units granted under the "2010 Multi-Year Performance Award Plan" and had a grant date fair value computed in accordance with FASB ASC 718 of $24.33.

(2)
These columns show the range of estimated payouts targeted for 2010 performance under our annual incentive cash bonus plan for our executive officers as described in the section titled “Annual Cash Incentives” in the Compensation Discussion and Analysis.  The actual cash bonus payment made in 2011 for 2010 performance, based on the metrics described, amounted to 169.93% of base salary for Steven B. Tanger, 146.23% for Mr. Marchisello, 20.75% of base salary for Ms. Geldner and

20.75% of base salary for Mr. Dillon.

(3)
These columns show the amount of potential restricted Common Shares to be converted from notional units under the "2010 Multi-Year Performance Award Plan." These notional units convert based on the aggregate share price appreciation over the four year period from January 1, 2010 to December 31, 2013. A discussion of this plan and the share appreciation goals can be found in the Compensation Discussion and Analysis - 2010 Multi-Year Performance Award Plan above.

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

(5)
The amounts shown in this row under "Estimated Future Payouts under Non-Equity Incentive Plan Awards" columns includes both the amounts Ms. Morrison was eligible to receive under our annual incentive cash bonus plan for executive officers and per the terms of her employment contract. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms Morrison receives the higher of the bonus as calculated under our annual incentive cash bonus plan or the bonus calculated under the terms of her employment contract, but not both.  Ms. Morrison received a cash bonus of $221,798 in 2011 for 2010 performance based on the terms of her employment contract and did not receive a bonus under our annual incentive cash bonus plan. In addition, Ms. Morrison received $3,000 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year. Under this plan for 2010, Ms. Morrison could receive up to $4,000 if the minimum targets were achieved, and then would receive an additional$500 for each percentage point achieved above the minimum target levels. There are no thresholds or maximums under this plan.

OUTSTANDING EQUITY AWARDS AT YEAR END 2010

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2010:

Name	Option Awards			Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)	Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
Steven B. Tanger	28,000	—	$9.708	4/27/2014	19,200(4) 38,400(5) 57,600(6) 96,000(7) 144,000(8)	$491,424 982,848 1,474,272 2,457,120 3,685,680	180,000 (9)	$4,607,100
Frank C. Marchisello, Jr.	—	—	—	—	8,000(4) 16,000(5) 30,000(6) 44,800(7) 62,000(8)	$204,760 409,520 767,850 1,146,656 1,586,890	78,000 (9)	$1,996,410
Lisa J. Morrison	—	—	—	—	800(4) 1,600(5) 3,600(6) 4,800(7) 6,000(8)	$20,476 40,952 92,142 122,856 153,570	18,000 (9)	$460,710
Carrie A. Geldner	—	—	—	—	800(4) 1,600(5) 3,600(6) 4,800(7) 6,000(8)	$20,476 40,952 92,142 122,856 153,570	18,000 (9)	$460,710
Kevin M. Dillon	—	—	—	—	800(4) 1,600(5) 3,600(6) 4,800(7) 6,000(8)	$20,476 40,952 92,142 122,856 153,570	18,000 (9)	$460,710

(1)	Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.

(2)	Based on the closing price of our Common Shares on December 31, 2010 of $25.595.

(3)
Represents portion of restricted Common Shares that may be earned from the conversion of notional units based on the Company achieving its threshold target level of share price appreciation over a four year performance period ending December 31, 2013.

(4)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2007, 2/28/2008, 2/28/2009, 2/28/2010 and 2/28/2011.

(5)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2008, 2/28/2009, 2/28/2010, 2/28/2011 and 2/28/2012.

(6)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2009, 2/28/2010, 2/28/2011,

2/28/2012 and 2/28/2013.

(7)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2010, 2/28/2011, 2/28/2012, 2/28/2013 and 2/28/2014.

(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting date on 2/28/2011, 2/28/2012, 2/28/2013, 2/28/2014 and 2/28/2015.

(9)	Notional units will convert into restricted shares, if earned, on January 1, 2014 and vest on December 31, 2014.

OPTIONS EXERCISES AND COMMON SHARES VESTED IN 2010

The following table summarizes the option exercises and the vesting of restricted share awards for each of our named executive officers for the year ended December 31, 2010:

Name	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven B. Tanger	—	—	81,600	$1,700,136
Frank C. Marchisello, Jr.	—	—	37,200	775,062
Lisa J. Morrison	—	—	4,000	83,340
Carrie A. Geldner	7,200	$85,463	4,000	83,340
Kevin M. Dillon	16,000	179,870	4,000	83,340

(1)	Amounts reflect the closing market price on the day prior to the exercise date in accordance with the terms of our Incentive Award Plan.

(2)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	1,350,200	$9.92	4,260,620
Equity compensation plans not approved by security holders	—	—	—
Total	1,350,200	$9.92	4,260,620

(1)    Includes 1,230,000 restricted Common Shares, the maximum amount of restricted Common Shares that may be issued under the 2010 Multi-Year Performance Award Plan. Under the plan, the Company issued 410,000 notional units which will convert into restricted Common Shares on a one for one basis, one for two basis, or one for three basis, depending upon the amount by which the Company's Common Shares appreciate above a minimum level over a four year period ending December 31, 2013. The weighted average exercise price in column (b) does not take these awards into account.

Employment Contracts

Steven B. Tanger will receive annual cash compensation in the form of salary and bonus pursuant to a three-year employment contract originally effective as of January 1, 2004.  The employment contract automatically extends for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in such contract may be increased but not decreased each year.

Upon termination of employment, Steven B. Tanger has agreed not to compete with us for one year (or three years if severance compensation is received) within a 50 mile radius of the site of any commercial property owned, leased or operated by us as of the date of Mr. Tanger's employment termination or within a 50 mile radius of any commercial property that we negotiated to acquire, lease or operate within the six month period prior to Mr. Tanger's employment termination.  Mr. Tanger’s covenant not to compete mandates that, during the term of his employment contract and during the effective period of the covenant, Mr. Tanger shall direct his commercial real estate activities through us, with exceptions for development of properties that were owned collectively or individually by him, by members of his family or by any entity in which any of them owned an interest or that was for the benefit of any of them prior to the Company’s initial public offering (referred to as the "Excluded Properties").  In no event will Mr. Tanger engage in the development, construction, or management of  outlet shopping centers or other competing retail commercial property outside of the Company or the Operating Partnership during the effective period of the covenant not to compete (with the exception of the Excluded Properties).

In addition, Mr. Tanger will not engage in any active or passive investment in property relating to outlet centers or other competing retail commercial property, with the exception of the ownership of up to one percent of the securities of any publicly traded company. Mr. Tanger is also permitted to engage in service on the board of directors of any publicly traded company.

If the employment of Mr. Tanger terminates without Cause, as defined in the agreement, or such employment is terminated by Mr. Tanger with Good Reason, as defined in the agreement, Mr. Tanger shall receive a severance benefit from the Company in the form of a lump sum cash payment equal to 300% of the sum of (a) his annual base salary, (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, and (c) his automobile allowance for the current year subject to the limitations required to comply with Section 409A of the Code.  Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.  Upon such a termination, Mr. Tanger is also entitled to receive continued benefits, including the payment of life insurance premiums, for the remaining contract term as if employment had not been terminated. If employment terminates by reason of death or disability, Mr. Tanger or his estate shall receive a lump sum amount from the Company equal to (a) his annual base salary that would have been paid for the remaining contract term if employment had not terminated, plus (b) his annual bonus that would have been paid during the year of termination had employment not terminated, multiplied by a fraction the numerator of which is the number of days in the year prior to termination and the denominator of which is 365. Mr. Tanger would also be entitled to the continued payment of life insurance premiums for the remainder of the contract term upon a termination for disability.

The employment contract of Steven B. Tanger also grants him certain registration rights with respect to the Common Shares that he beneficially owns.

Frank C. Marchisello, Jr. has a three-year employment contract originally effective January 1, 2004.  Mr. Marchisello’s contract automatically extends for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year.

If Mr. Marchisello’s employment is terminated by reason of death or disability, he or his estate will receive as additional compensation a lump sum payment from the Operating Partnership in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment from the Operating Partnership in an amount equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months subject to the limitations required to comply with Section 409A of the Code.  Share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Lisa J. Morrison has a three year employment contract originally effective January 1, 2008.  Ms. Morrison’s contract automatically extends for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  During the initial term, Ms. Morrison’s base salary may not be less than $231,500.  In addition to her base salary, for the contract year beginning January 1, 2008 and, if approved by the Company’s Board of Directors, for each contract year thereafter, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one- hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) is greater than 100% of Ms. Morrison's annual base salary, such excess amount will be carried over to the next succeeding contract year, subject to Ms. Morrison's continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company's annual bonus plan.

Each of Carrie A. Geldner and Kevin M. Dillon has three year employment contracts effective January 1, 2008.  The employment contracts automatically extend for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  Ms. Geldner’s and Mr. Dillon’s base salary for subsequent years in no event may be less than $255,300 and $231,500, respectively.

If Ms. Morrison, Ms. Geldner or Mr. Dillon’s employment is terminated by reason of death or disability, she/he or her/his estate will receive as additional compensation a lump-sum payment from the Operating Partnership in an amount equal to half of her/his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if the employment of any of the executives is terminated by us without Cause, or by any of the executives for Good Reason, as those terms are defined in their agreements, the terminated executive will receive a severance payment from the Operating Partnership in an amount equal to the sum of (a) 100% of her/his annual base salary for the current contract year, and (b) her/his average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with IRC Section 409A.

During the term of Mr. Marchisello’s employment and for a period of one year thereafter (three years if he receives the 300% severance payment described above), Mr. Marchisello is prohibited from engaging directly or indirectly in any aspect of the outlet business within a 50 mile radius of the site of any commercial property owned, leased or operated by us as of the date of Mr. Marchisello's employment termination or within a 50 mile radius of any commercial property that we negotiated to acquire, lease or operate within the six month period prior to Mr. Marchisello's employment termination.  During the respective terms of employment of Ms. Geldner, Mr. Dillon, and Ms. Morrison, and for a period of six months thereafter (one year if the executive receives a severance payment as described above if employment is terminated by the Company without Cause or by the executive for Good Reason), he/she is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, (with an effective ownership interest of 50% or more) or operated by the Company within the 365-day period ending on the date of termination of his/her employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any site that, within the 365-day period ending on the date of termination of his/her employment, the Company or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility that, within the 365-day period ending on the date of the termination of his/her employment, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

Steven B. Tanger and Frank C. Marchisello, Jr. are employed and compensated by both the Operating Partnership and the Company.  The Compensation Committee believes that the allocation of such persons' compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity.  All other employees are employed solely by the Operating Partnership.

On December 29, 2008, the Company entered into amended and restated employment agreements (each an “Employment Agreement”) with Steven B. Tanger, Frank C. Marchisello, Jr., Lisa J. Morrison, Carrie A. Geldner, and Kevin M. Dillon (collectively, the “Executives”).  The Employment Agreements superseded the Executives’ existing employment agreements and revised certain provisions of the prior employment agreements for the Executives in order to provide that certain payments to be made pursuant to the Employment Agreements will be exempt from or comply with the requirements of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”).

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment.  In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination as a result of a Change in Control, (3) termination as a result of death, (4) termination as result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.  The terms “Cause”, “Change in Control”, “Disability” and “Good Reason” as defined in the employment contracts of Mr. Steven B. Tanger and Mr. Marchisello are generally as stated below:

“Cause”  - The Operating Partnership or, as applicable, the Company shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership or, as applicable, the Company through a material act of dishonesty in the performance of his or her duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his or her material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty percent (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Disability” - shall mean the absence of the executive from the executive's duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive's legal representative.

“Good Reason” - The executive shall have Good Reason to terminate his or her employment upon the occurrence of any of the following events:

•	any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his or her consent;

•
if, after a Change in Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (or New York, New York in the case of Mr. Steven B. Tanger) without his or her consent or (ii) in the case of Mr. Steven B. Tanger, the executive no longer reports directly to the Board of Directors;

•
a material breach of the employment agreement by the Operating Partnership or, as applicable, the Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

•	the executive’s election to terminate employment within the 180 day period following a Change in Control; or

•	in the case of Steven B. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Ms. Morrison, are generally as stated below:

“Cause”  - The Operating Partnership shall have “Cause” to terminate the executive's employment upon (i) the Operating Partnership's determination that the executive has embezzled money or property, (ii) the executive's willful refusal to perform reasonable duties incident to her employment after ten (10) days' written notice to the executive from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the specific duties to be performed or (iii) conviction of a felony that, in the judgment of the Board of Directors, adversely affects the business or reputation of the Company.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than fifty percent of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty percent or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or (C) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” – Ms. Morrison shall have Good Reason to terminate her employment upon any of the following events:

•	the Operating Partnership materially fails to make payment of amounts due to her under the employment agreement;

•	the Operating Partnership commits a material breach of its obligations under the employment agreement;

•
the principal duties of Ms. Morrison are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent following the occurrence of (A) a Change in Control, (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership, or (C) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent of the value of all of the surviving company’s outstanding shares.

“Disability” - shall mean Ms. Morrison’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Mr. Dillon and Ms. Geldner, are generally as stated below:

“Cause” - The Operating Partnership shall have “Cause” to terminate the executive's employment upon (i) the Operating Partnership's determination that the executive has embezzled money or property, (ii) the executive's willful refusal to perform reasonable duties incident to his employment after ten (10) days' written notice to the executive from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the specific duties to be performed or (iii) conviction of a felony that, in the judgment of the Board of Directors, adversely affects the business or reputation of the Company.

"Change in Control" - - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty percent (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” - Mr. Dillon and Ms Geldner shall have Good Reason to terminate his/her employment upon any of the following events:

•	the Operating Partnership fails to make payment of amounts due to him/her under the employment agreement within 30 days after he/she has made written demand for such amounts;

•	the Operating Partnership commits a material breach of its obligations under the employment agreement and fails to cure such breach after 30 days' notice;

•
the principal duties of Mr. Dillon or Ms. Gelldner are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his/her consent following the occurrence a Change in Control;

•	Mr. Dillon or Ms. Geldner elects to terminate his/her employment by written notice to the Operating Partnership within the 180-day period following a Change in Control.

“Disability” - shall mean Mr. Dillon's and Ms. Geldner's inability, due to a physical or mental illness or other cause, to perform any of the material duties assigned to him/her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

The employment contracts of the named executive officers consider a Change in Control as Good Reason for an executive to terminate his or her employment, and thus would entitle him/her to certain severance benefits.  In addition, for purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change in Control.  In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code.  The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2010, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon termination.  Also included in table below is the value of restricted Common Shares assumed to be earned upon termination from the conversion of the notional units under the Company's 2010 Multi-Year Performance Award Plan. Under the plan, the Company issued 410,000 notional units which will convert into restricted Common Shares on a one for one basis, one for two basis, or one for three basis, depending upon the amount by which the Company's Common Shares appreciate above a minimum level over a four year period ending December 31, 2013. For a further discussion of the plan, see "Compensation Discussion and Analysis-2010 Multi-Year Performance Award Plan" included in this Proxy Statement. For a termination Without Cause, For Good Reason, Death or Disability, each notional unit will convert based upon the share price at the end of the four year performance period, and the restricted Common Shares earned had a termination not occurred will be reduced pro-rata for time employed. Such shares will vest immediately upon the end of the four year performance period. For a termination upon a Change in Control, the share price appreciation targets will be reduced pro rata based upon the period of time that the effective date of the plan to the date of the Change in Control bears to the four year performance period, and any restricted Common Shares earned will vest immediately upon the Change in Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period.

The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Name	Cash Severance Payment (1)	Share Awards (2)	Continuation of Benefits (3)	All Other Comp. (4)	Total
Steven B. Tanger • Without Cause or For Good Reason • Change in Control • Death • Disability • For Cause or without Good Reason	$11,636,750 11,636,750 4,516,584 4,516,584 —	$11,191,980 23,746,944 11,191,980 11,191,980 —	$27,547 27,547 — — —	$91,016 91,016 — 91,016 —	$22,947,293 35,502,257 15,708,564 15,799,580 —
Frank C. Marchisello, Jr. • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$5,543,235 5,543,235 1,847,745 —	$5,025,952 10,466,436 5,025,952 —	— — — —	— — — —	$10,569,187 16,009,671 6,873,697 —
Lisa J. Morrison • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$421,879 421,879 344,598 —	$640,060 1,895,556 640,060 —	— — — —	— — — —	$1,061,939 2,317,435 984,658 —
Carrie A. Geldner • Without Cause or For Good Reason • Change in Control • Death or Disability • For Cause or without Good Reason	$311,921 311,921 186,930 —	$640,060 1,895,556 640,060 —	— — — —	— — — —	$951,981 2,207,477 826,990 —
Kevin M. Dillon (5) • Without Cause or For Good Reason • Change in Control • Death or disability • For Cause or without Good Reason	$288,649 288,649 173,346 —	$640,060 1,895,556 640,060 —	— — — —	— — — —	$928,709 2,184,205 813,406 —

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts”.

(2)
Amounts shown in this column include the value of restricted Common Shares which (1) were unvested at December 31, 2010 and that would immediately vest upon termination of employment, and (2) are assumed to be earned from the conversion of notional units and which would vest at the end of the four year performance period in the case of a termination Without Cause, For Good Reason, Death or Disability, or immediately upon a Change in Control. In estimating the number of restricted Common Shares to be earned from the conversion of notional units, the share price at the end of the four year performance period is assumed to be equivalent to the share price at the end of the current fiscal year ended December 31, 2010, and dividends are assumed to be paid during the four year performance period at similar rates as during 2010. For a termination Without Cause, For Good Reason, Death or Disability, each notional unit is assumed to be converted into 1.72 Common Shares, and for a termination upon a Change in Control, each unit is assumed to be converted into the maximum 3 Common Shares. The value of the restricted Common Shares is based on the closing price of our Common Shares on December 31, 2010 of $25.595.

(3)
Includes estimated costs of continuation of benefits for the remainder of Mr. Tanger’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.

(4)	Represents premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.

(5)
In January 2011, Mr. Dillon announced his resignation from the Company to be effective April 5, 2011. Mr. Dillon's termination, per the terms of his employment contract, is considered "without good reason".

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 1, 2011, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

Name and Business Address (where required) of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (2)	Percent of All Common Shares (including upon exchange of Units)
John H. Vernon, III (3) 522 South Lexington Avenue Burlington, NC 27215	564,124	*	12,133,220	13.6%
Steven B. Tanger (4) Tanger Factory Outlet Centers, Inc. 110 East 59th Street New York, NY 10022	622,169	*	28,000	*
The Vanguard Group, Inc. (5) Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	8,161,310	10.04%	—	8.7%
BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	7,901,422	9.72%	—	8.5%
FMR LLC (7) 82 Devonshire Street Boston, MA 02109	5,047,800	6.21%	—	5.4%
Goldman Sachs Asset Management LP (8) GS Investment Strategies LLC 200 West Street New York, NY 10282	4,161,684	5.12%	—	4.5%
Jack Africk	155,596	*	—	*
William G. Benton (9)	68,156	*	—	*
Bridget Ryan Berman	15,096	*	—	*
Thomas E. Robinson	50,996	*	—	*
Allan L. Schuman (10)	46,096	*	—	*
Thomas J. Reddin	7,144	*	—	*
Frank C. Marchisello, Jr.	278,584	*	—	*
Lisa J. Morrison	23,204	*	—	*
Carrie A. Geldner (11)	28,404	*	—	*
Kevin M. Dillon	26,848	*	—	*
Directors and Executive Officers as a Group (14 persons) (12)	1,408,349	1.7%	1,440,349	1.8%

*    Less than 1%

(1)
The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

(2)	Represents Common Shares that may be acquired upon the exchange of Units beneficially owned. Each Unit held by the Tanger Family Limited Partnership (referred to as “TFLP”) and each Unit that may be acquired upon the exercise of options to purchase Units may be exchanged for four of our Common Shares.

(3)
John H. Vernon, III indirectly owns 8,000 Common Shares of Tanger Factory Outlet Centers, Inc. held in a trust which was established by him, is revocable by him and is for the sole benefit of him and his family. TFLP is the holder of record of 556,124 Common Shares of Tanger Factory Outlet Centers, Inc. and 3,033,305 Units of Tanger Properties Limited Partnership, the operating partnership of Tanger Factory Outlet Centers, Inc. The 3,033,305 Units are exchangeable into 12,133,220 Common Shares of Tanger Factory Outlet Centers, Inc. John H. Vernon, III is the sole trustee of the Stanley K. Tanger Marital Trust which holds the sole general partnership interest of TFLP and may be deemed the beneficial owner of such partnership's holdings due to his sole voting and investment power with respect to such holdings. However, Mr. Vernon has no pecuniary interest in either the holdings of TFLP or in the Stanley K. Tanger Marital Trust.

(4)
Includes 28,000 Common Shares which may be acquired upon the exercise of presently exercisable options to purchase Units. Also includes 233,369 Common Shares pledged as security for certain personal loans. Does not include 195,132 Common Shares and 1,064,320 Units of TPLP in which Mr. Tanger has a pecuniary interest, but not a beneficial ownership interest, through his indirect limited partnership interest in TFLP. TFLP is the holder of record of 556,124 Common Shares of Tanger Factory Outlet Centers, Inc. and 3,033,305 Units of Tanger Properties Limited Partnership, the operating partnership of Tanger Factory Outlet Centers, Inc. The 1,064,320 Units in which Mr. Tanger has a pecuniary interest are exchangeable into 4,257,281 Common Shares of Tanger Factory Outlet Centers, Inc.

(5)
We have received copies of a separate Schedule 13G as filed with the SEC by The Vanguard Group, Inc. (referred to as "VG"), and Schedule 13G filed February 10, 2011 by Vanguard REIT Index Fund (referred to as "VRIF"), a client of VG, reporting ownership of these shares as of December 31, 2010. As reported by VG in its 13G, VG has sole dispositive power for 8,046,060 of such shares, which includes shares owned by VRIF, shared dispositive power for 115,250 of such shares, and sole voting power for 115,250 of such shares. As reported by VRIF in its Schedule 13G, VRIF has sole voting power for 4,280,430 of such shares.

(6)
We have received a copy of Schedule 13G as filed with the SEC by BlackRock, Inc. (referred to as "BR") reporting ownership of these shares as of December 31, 2010. As reported in said Schedule 13G, BR has sole dispositive and voting power for all such shares.

(7)
We have received a copy of Schedule 13G/A as filed with the SEC by FMR LLC (referred to as “FMR”) and Edward C. Johnson 3rd reporting ownership of these shares as of December 31, 2010.  As reported in said Schedule 13G/A, FMR and Edward C. Johnson 3rd have sole dispositive power for 5,047,800 of such shares, and FMR has sole voting power for 3,417,200 of such shares.

(8)
We have received a copy of Schedule 13G as filed with the SEC by Goldman Sachs Asset Management LP and GS Investment Strategies LLC (collectively referred to as "GSAM") reporting aggregate ownership of these shares as of December 31, 2010. As reported in said Schedule 13G, GSAM has shared dispositive power for 4,161,684 of such shares, and GSI has shared voting power for 3,889,722 of such shares.

(9)	Includes 10,000 options to purchase our Common Shares exercisable within 60 days. Also includes 33,130 Common Shares which Mr. Benton has pledged as security for certain personal loans.

(10)	Includes 12,000 options to purchase our Common Shares exercisable within 60 days.

(11)	Includes 10,800 Common Shares pledged as security for certain personal loans.

(12)	Includes 54,000 Common Shares which may be acquired upon the exercise of options to purchase Common Shares or Units exercisable within 60 days.

Certain Relationships and Related Party Transactions

The Company, through its wholly owned subsidiaries, owns the majority of the Units of partnership interest issued by the Operating Partnership and controls the Operating Partnership as its general partner.  TFLP holds a limited partnership interest in and is the minority owner of the Operating Partnership.    During 2010, the Operating Partnership made quarterly distributions to TFLP totaling $9.4 million. Such distributions were made on the same pro rata basis as distributions made by the Operating Partnership to the Company.

During the third quarter of 2010, Stanley K. Tanger, our founder, transferred his general partnership interest in the Tanger Family Limited Partnership, to the Stanley K. Tanger Marital Trust. As discussed in Note 2 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011, the Tanger Family Limited Partnership is the noncontrolling interest in the Company's consolidated financial statements. The sole trustee of the Stanley K. Tanger Marital Trust, and thus effectively the general partner of Tanger Family Limited Partnership, is John H. Vernon. Mr. Vernon is a partner at the law firm of Vernon, Vernon, Wooten, Brown, Andrews & Garrett (the "Vernon Law Firm"), which has served as the principal outside counsel of the Company and Operating Partnership since their inception in 1993. Based on Mr. Vernon's new position as trustee of the Stanley K. Tanger Marital Trust, the general partner of the Tanger Family Limited Partnership, he is now considered a related party. However, Mr. Vernon has neither personal ownership rights nor economic interests in either the Tanger Family Limited Partnership or the Stanley K. Tanger Marital Trust.

We paid the Vernon Law Firm approximately $1,144,000 in legal fees for the fiscal year ending December 31, 2010. Mr. Vernon does not have a direct interest in such fees paid to the Vernon Law Firm, but does have an indirect interest in such fees as a member of the law firm. The Vernon Law Firm estimates that approximately $118,000 of Mr. Vernon’s compensation for the calendar year ending December 31, 2010 was attributable to fees received by the Vernon Law Firm from the Company for that year.

In 2004, the Company adopted a Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTORS”, then “  CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Director of Administration at our principal executive offices.  The Code of Conduct states that conflicts of interest should be avoided wherever possible.  Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person.

In 2009, the Company adopted the Related Party Transaction Policy and Procedures, which is posted on the Company’s website at www.tangeroutlet.com and is available by clicking on “INVESTORS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Director of Administration at our principal executive offices.  The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2011 and to perform such other services as may be required.  The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered.  Should the firm be unable to perform these services for any reason, the Audit Committee will appoint other independent registered public accountants to perform these services.

PricewaterhouseCoopers LLP served as our independent registered public accountants for the fiscal year ended December 31, 2010.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.  See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and 2009.

Vote Required.  The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal; provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2010, we reviewed with the Company’s CFO, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by the auditors of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance.  We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting.  PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements; and

2.	the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us.  We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm.  We reviewed and approved all non-audit services performed by PwC during 2010 and determined that the provision of the services was compatible with maintaining PwC’s independence. Each year we pre-approve certain specific non-audit services and associated fees to be performed by PwC, including certain tax consulting services for which any one service would be $30,000 or less, and for all such services which would be less than $200,000 in the aggregate.  In addition, we have delegated to the chairman of the Audit Committee the authority to pre-approve other non-audit services to be performed by PwC and associated fees, provided that the chairman reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, including independence with respect to tax services, and we discussed with PwC its independence.

We reviewed and discussed the 2010 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC.  We also discussed the certification process with the CEO and CFO.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective.  We discussed with PwC the matters required to be discussed by PCAOB AU 380.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2010 and 2009:

	2010	2009
Audit fees	$475,100	$664,878
Audit-related fees	37,800	39,000
Tax fees-tax compliance and preparation fees	250,290	252,824
	763,190	956,702
Tax Fees-other	2,603	30,722
All other fees	—	—
Subtotal	2,603	30,722
Total	$765,793	$987,424

The audit fees for the years ended December 31, 2010 and 2009, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting and, for 2009, services rendered for the separate audit of a small wholly owned subsidiary.  Also included for the years ended December 31, 2010 and 2009 were services related to the issuance of comfort letters and documents filed with the SEC.

The audit-related fees for 2010 were for consultations on derivative transactions, and consultations and special audit work for a potential acquisition and a potential joint venture transaction.  The audit-related fees for the years ended December 31, 2009 were consultations and special audit work for a potential acquisition.

The tax fees for the year ended December 31, 2010 and 2009 were for tax compliance and preparation including tax return preparation and review.

The tax fees – other for the year ended December 31, 2010 and 2009 were for tax planning, advice, and consulting.

The percentage of tax fees and tax fees-other approved pursuant to the pre-approved policies was 8% during 2010 and 20% during 2009.

THE AUDIT COMMITTEE
William G. Benton (Chairman)
Jack Africk
Thomas J. Reddin
Thomas E. Robinson
Allan L. Schuman

PROPOSAL 3

AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE ADDITIONAL COMMON SHARES

The Board of Directors has adopted and recommends that shareholders approve an amendment to the Company's Articles of Incorporation to increase the number of Common Shares we are authorized to issue from 150 million shares to 300 million shares. The principal purpose of the proposed amendment is to increase the number of Common Shares available for issue if the Board of Directors determines such issuance to be in our best interests for share splits, acquisitions or to raise additional equity to finance our growth or for other corporate purposes. The availability of additional authorized Common Shares is particularly important in the event that the Board of Directors needs to undertake any of the forgoing actions on an expedited basis and thus avoids the time and expense of seeking shareholder approval in connection with the contemplated issuance of Common Shares. The Board of Directors has no present plan, agreement, or arrangement to issue any additional shares which would be authorized if the proposed amendment is approved by the shareholders.

Approval of this proposal would not affect the rights of the current holders of outstanding Common Shares. If additional authorized Common Shares, or securities that are convertible into or exchangeable for Common Shares, are issued, the percentage ownership of the Company by our existing shareholders will decrease, and depending upon the price at which such shares are issued, could be dilutive to existing shareholders. When and if additional Common Shares are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding Common Shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.

The following table illustrates the effect the proposed amendment would have on the number of Common Shares available for issuance, if approved by the shareholders:

	As of March 17, 2011	Upon Effectiveness of Amendment
Total authorized Common Shares	150,000,000	300,000,000

Outstanding Common Shares	81,315,762	81,315,762
Common Shares reserved for future issuance:
Exchageable partnership Units	12,133,220	12,133,220
Exchageable 3.75% senior notes	468,475	468,475
Outstanding and future awards under Incentive Award Plan	5,575,820	5,575,820
Total outstanding Common Shares and Common Shares reserved	99,493,277	99,493,277

Unreserved Common Shares available for issuance	50,506,723	200,506,723

The proposed amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the Company, nor is the proposed amendment part of a plan by the Board to adopt a series of anti-takeover measures. The availability for issuance of additional Common Shares or rights to purchase such shares could enable the Board to render more difficult or discourage an attempt by a party attempting to obtain control of the Company by tender offer or other means. The issuance of Common Shares in a public or private sale, merger or similar transaction would increase the number of outstanding share entitled to vote, increase the number of votes required to approve a change of control of the Company and dilute the interest of a party attempting to obtain control of the Company. Any such issuance could deprive shareholders of benefits that could result from an attempt to obtain control of the Company, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares to persons friendly to the Board could make it more difficult to remove incumbent officers and directors from office even if such change were favorable to shareholders generally.

As stated above, the Company has no present intent to use the additional authorized Common Shares for anti-takeover purposes, and the proposed amendment is not part of a plan by the Board to adopt a series of anti-takeover provisions; however, if the proposed amendment is approved by the shareholders, then more Common Shares would be available for such purpose than are currently available. The Company is not aware of any pending or threatened efforts to obtain control of the Company, and the Board has no present intent to authorize the issuance of additional Common Shares to discourage such efforts if they were to arise.

If the holders of Common Shares approve this proposal, then Article II of the Company's Articles of Incorporation will be amended as set forth below:

    RESOLVED that the Company's Articles of Incorporation shall be amended to authorize the issuance of additional Common Shares by amending Paragraph A of Article II as provided below:

“A. The number of shares that the corporation is authorized to issue is 350 million shares, divided into classes, as follows: 300 million Common Shares with a par value of $0.01 per share (the “Common Shares”); 25 million Excess Shares with a par value of $0.01 per share (the “Excess Shares”); one million Preferred Shares with a par value of $0.01 per share (the “Class A Preferred Shares”); eight million Class B Preferred Shares with a par value of $0.01 per share (the “Class B Preferred Shares”); eight million Class C Preferred Shares with a par value of $0.01 per share (the “Class C Preferred Shares”); and eight million Class D Preferred Shares with a par value of $0.01 per share (the “Class D Preferred Shares”). The preferences, limitations and relative rights of each class of shares are as forth in succeeding paragraphs of this Article II.”

Vote Required. Approval of the Proposal to amend the Company's Articles of Incorporation to increase the number of Commons Shares authorized from 150 million to 300 million requires the affirmative vote of a majority of the Common Shares cast for or against the Proposal at the meeting; provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation Committee will review the voting results in connections with their ongoing evaluation of the Company's compensation program.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company's compensation program is designed to reward both teamwork and the individual officer's contribution to the Company with respect to annual and longer-term goals. The Company's primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation.

As discussed previously in this proxy statement, when determining the specific amounts of compensation to be provided to the executive officers during 2010, in addition to all of the factors and elements described above, the Compensation Committee noted that the Company had achieved a number of its specific goals for the 2009 fiscal year.  For the year ending December 31, 2009, our shareholders were rewarded with outstanding returns on their investment on a relative basis. The chart belows compares our total returns to shareholders to the index of equity REITs prepared by the NAREIT and the SNL Shopping Center REIT index prepared by SNL Financial. The chart also shows where our total return performance ranked compared to 8 Mall REITs and over 97 Equity REITs as prepared by Keybanc Capital Markets.

	1 Year	2 Year	3 Year	5 Year	10 Year
Total return to shareholders:
Tanger Factory Outlet Centers, Inc.	8%	13%	13%	82%	625%
NAREIT	28%	(20)%	(33)%	2%	175%
SNL	(1)%	(41)%	(51)%	(28)%	147%
Rank among 8 Mall REITs	8th	1st	1st	1st	1st
Rank among All Equity REITs	95th	21st	13th	7th	3rd

During 2008 and continuing into 2009, the United States experienced one of the worst recessionary periods since the Great Depression, and financial losses were experienced in virtually all sectors of the economy. The Company's share price, however, remained stable during the height of the financial crisis, and thus did not experience the recovery that many companies with severely depressed stock prices experienced in 2009. We believe we are one of only a few REITs to not show a declining return to shareholders in any of the previous 1-, 2-, 3-, 5- or 10-year periods, and have clearly delivered superior returns over the previous 3-, 5- and 10-year periods.

The Company also continued to experience positive operating results, while we believe many of our peers and other retail REITs experienced negative operating results. As a matter of fact, due to our positive results, specifically our ability to show positive trends in same center NOI and same space sales and to achieve increases in rental rates during this difficult period, we were the only REIT to receive a ratings upgrade during 2009 from Moody's Investor Services, an upgrade from Baa3 stable to Baa3 positive. Then, in May 2010, Moody's again upgraded our investment grade rating from Baa3 to Baa2. These upgrades follow the rating upgrade from Standard and Poors in October 2008 from BBB- to BBB.

For the year ended in 2009, our FFO, adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, increased 3.4% on a per share basis as compared to the prior year.  This compares to an increase in FFO per share, as adjusted, of 10.1% during 2008 as compared to 2007 and 10.7% during 2007 as compared to 2006. FFO represents income before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  For a further discussion of FFO and adjusted FFO, please see our 2010 Annual Report under the section “Management Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Earnings Measures”.

Our same-center net operating income grew 1.4% in 2009, compared to 4.1% in 2008 and 5.3% during 2007 and 3.1% in 2006.  In 2009, our average tenant sales per square foot, on a comparable basis, increased only 0.6% to $339, and average base rental rates on leases released and renewed during 2009 increased 30.9% and 9.7%, respectively.  Our 2009 year end occupancy rate was 96.0%, marking the 29th consecutive year we have achieved a year end occupancy rate at or above 95%.  From the financial perspective, we maintained a healthy and conservative balance sheet, with over 90% of our debt at fixed rates, 95% of our properties unencumbered, no significant debt maturities at that time until June of 2011, and a debt to total market capitalization ratio of 23.7%. We also maintained a strong interest coverage ratio of 4.2 times for the year ended December 31, 2009 compared to 3.4 times for the same period in the prior year.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote Required. This non-binding advisory vote shall be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOUR VOTE FOR, ON AN ADVISORY BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 5

ADVISORY VOTE ON FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. In accordance with this requirement, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every one, two, or three years.”

The Company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interest of the Company and the Company's shareholders to cast an advisory vote on executive compensation every three years for the following reasons:

•
A three-year cycle will provide shareholders with sufficient time to evaluate the effectiveness of the Company's short-term and long-term incentive programs, compensation strategies and Company performance; and

•
A three-year cycle provides the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to the Company's compensation program.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the shareholder advisory vote on executive compensation should be conducted every year, every two years, or every three years. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board's recommendation on this item.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange.  Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and the amendments thereto received by us for the year ended December 31, 2010, or written representations from certain reporting persons, we believe that no Forms 3, 4 or 5 were filed delinquently, except that Mr. John H. Vernon and the Stanley K. Tanger Marital Trust each filed one Form 3 late.

Shareholder Proposals and Nominations for the 2012 Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in the 2012 Proxy Statement

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2012 must be received by us no later than December 2, 2011.  Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Other Proposals and Shareholder Nominations for Director

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8.  These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2012 Annual Meeting, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 14, 2012 and not later than the close of business on February 13, 2012 in order to be considered at the Annual Meeting. If we do not receive notice during that time period, the persons named as proxies in the proxy materials relating to the 2012 Annual Meeting will use their discretion in voting the proxies when any such matters are raised at the meeting.  A shareholder’s notice to nominate a director or bring any other business before the 2012 Annual Meeting must set forth certain information specified in our By-Laws.

If the date of the 2012 Annual Meeting is more than 30 days before or more than 60 days after May 13, 2012, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2012 Annual Meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 13, 2012, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Shareholder Suggestions for Director Nominations

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2012 Annual Meeting.  The person proposing the nominee must be a shareholder entitled to vote at the 2012 Annual Meeting and the suggestion must be made pursuant to timely notice.  Shareholder suggestions for director nominees must be received between January 14, 2012 and February 13, 2012, and should include: (i) the nominee’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the nomination.  The Nominating and Corporate Governance Committee will consider nominees suggested by shareholders on the same terms as nominees selected by the Nominating and Corporate Governance Committee.

Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Each of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board.  The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company.  We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlet.com by first clicking on “INVESTORS”, then “CORPORATE OVERVIEW, and then, "GOVERNANCE DOCUMENTS”.  Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Householding of Proxy Materials.

The SEC permits a single set of annual reports, proxy statements, and Notices to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.  Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.  If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, Proxy Statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling Mona Walsh, Vice President of Corporate Communications in our Investor Relations Department at (336) 856-6021 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

Other Business.

All Common Shares represented by the accompanying proxy will be voted in accordance with the proxy.  We know of no other business which will come before the meeting for action.  However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 13, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Frank C. Marchisello, Jr., and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 13, 2011, and at any postponement, continuation or adjournment thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated March 31, 2011 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and every 3 YRS for Proposal 5.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

C Non-Voting Items

Change of Address — Please print new address below.

Tanger Outlets

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 13, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/skt**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and every 3 yrs for Proposal 5.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Jack Africk	☐	☐	02 - Steven B. Tanger	☐	☐	03 - William G. Benton	☐	☐
04 - Bridget Ryan Berman	☐	☐	05 - Donald G. Drapkin	☐	☐	06 - Thomas J. Reddin	☐	☐
07 - Thomas E. Robinson	☐	☐	08 - Allan L. Schuman	☐	☐			

	3 Yrs	2 Yrs	1 Yr	Abstain
5. To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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